Exhibit 77(i)

Terms of New or Amended Securities

1.     At its July 12, 2012 meeting, the Board of Trustees of ING Mutual Funds (“IMF”) approved the establishment of ING Diversified Emerging Markets Debt Fund and approved the filing with the U.S. Securities and Exchange Commission of a post-effective amendment to IMF’s registration statement registering shares of the Fund. In addition, at its September 6, 2012 meeting, the Board approved the requisite plans, agreements, and other routine matters with respect to the establishment of the Fund.

2.     At its September 5, 2012, the Board of Trustees (“Board”) of ING Mutual Funds, approved the establishment of Class R6 Shares on behalf of ING Global Bond Fund, ING Global Real Estate Fund, and ING Russia Fund. Class W shares are sold without a front-end load and are not subject to a CDSC.

3.     At its September 5, 2012 Board meeting, the Board approved the establishment of Class P Shares on behalf of ING Global Bond Fund. Class P shares are sold without a front-end load and are not subject to a CDSC.